                                                                   EXHIBIT 10.16

                                LEASE AGREEMENT

                                 BY AND BETWEEN

                       ACKY-3100 LAKE LIMITED PARTNERSHIP

                                      AND

                               VITAL IMAGES, INC.



                                January 31, 1997

                               TABLE OF CONTENTS


                 1.    LEASE OF PREMISES
                 2.    DEFINITIONS
                 3.    EXHIBITS AND ADDENDA
                 4.    DELIVERY OF POSSESSION
                 5.    RENT
                 6.    PROJECT OPERATING COSTS
                 7.    INTEREST AND LATE CHARGES
                 8.    SECURITY DEPOSIT
                 9.    UTILITY SERVICES
                 10.   TENANT'S USE OF THE PREMISES
                 11.   CONDITION OF THE PREMISES
                 12.   CONSTRUCTION, REPAIRS AND MAINTENANCE
                 13.   ALTERATIONS AND ADDITIONS
                 14.   LEASEHOLD IMPROVEMENT; SECURITY INTEREST
                 15.   RULES AND REGULATIONS
                 16.   CERTAIN RIGHTS RESERVED BY LANDLORD
                 17.   ASSIGNMENT AND SUBLETTING
                 18.   HOLDING OVER
                 19.   SURRENDER OF PREMISES
                 20.   DESTRUCTION OR DAMAGE
                 21.   EMINENT DOMAIN
                 22.   INDEMNIFICATION
                 23.   INSURANCE
                 24.   WAIVER OF SUBROGATION
                 25.   SUBORDINATION AND ATTORNMENT
                 26.   TENANT ESTOPPEL CERTIFICATES
                 27.   TRANSFER OF LANDLORD'S INTEREST
                 28.   DEFAULT
                 29.   BROKERAGE FEES
                 30.   NOTICES
                 31.   QUIET ENJOYMENT
                 32.   OBSERVANCE OF LAW
                 33.   FORCE MAJEURE
                 34.   CURING TENANT'S DEFAULTS
                 35.   SIGN CONTROL
                 36.   HAZARDOUS SUBSTANCES
                 37.   RELOCATION OF PREMISES - INTENTIONALLY
                       DELETED
                 38.   PUBLIC ACCOMMODATIONS LAWS
                 39.   MISCELLANEOUS

                          THE VITAL IMAGES, INC. LEASE

This Lease between Acky-3100 Lake Limited Partnership, a Minnesota limited partnership, ("Landlord"), and Vital Images, Inc., an Iowa corporation ("Tenant"), is dated as of January 31, 1997.

1.   LEASE OF PREMISES

In consideration of the Rent (as defined in Section 5.01) and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises shown on the floor plan attached hereto as Exhibit A, and further described in Section 2.01. The Premises are located within the Building and Project described in Section 2.13. Tenant shall have the nonexclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants and invitees to use the Common Areas (as defined in Section 2.10).

2.   DEFINITIONS

As used in this Lease, the following terms shall have the following meanings:

2.01 Premises: (a) Premises A: that portion of the Building on the first (1st) floor containing approximately 10,370 square feet of Rentable Areas, shown on Exhibit "A", located in and known as Lake Pointe Corporate Centre; (b) Premises B: that portion of the Building on the second (2nd) floor containing approximately 3,846 square feet of Rentable Area shown on Exhibit "A", located in and known as Lake Pointe Corporate Centre (Premises A and Premises B are collectively referred to herein as the "Premises").

2.02 Commencement Date:

     (a)  Premises A - February 10, 1997
     (b)  Premises B - September 1, 1997

2.03 Expiration Date: January 31, 2002, unless otherwise extended or sooner terminated in accordance with the provisions of this Lease.

2.04 Term: The period commencing on the Commencement Date and expiring at midnight of the Expiration Date or as extended by the exercise of any option to extend the Term.

2.05 Security Deposit (Section 8):  $150,000.00.

2.06 Intentionally deleted.

2.07 Monthly Installments of Base Rent:

Period                       Rental Rate Per           Monthly Installments
                             Square Foot
2/10/97-8/31/97               $9.50                     $8,209.58
9/1/97-1/31/98                $9.50                    $11,254.33
2/1/98-1/31/99                $9.88                    $11,704.51
2/1/99-1/31/00               $10.28                    $12,178.37
2/1/00-1/31/01               $10.69                    $12,664.09
2/1/01-1/31/02               $11.11                    $13,161.64

     2.08 Monthly Installments of Improvements Rent:

      Period            Rental Rate Per  Monthly Installments
                        Square Foot
      2/1/97-8/31/97    $1.50            $1,296.25
      9/1/97-1/31/02    $1.50            $1,777.00

     2.09 Tenant's Proportionate Share: 21.6% as of the Commencement Date for Premises A and 29.6% as of the Commencement Date for Premises B. Tenant's Proportionate Share shall equal a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Building, as determined by Landlord from time to time. Should the area of the Premises or of the Building change, such share shall be adjusted and shall equal a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Building, as determined by Landlord from time to time.

     2.10 Common Area: All areas designated by Landlord for common use or benefit of all tenants, their customers or invitees within the Building and Project, including but not limited to, parking lots, landscaped and vacant areas, drainage ditches, passages for trucks and automobiles, areaways, roads, walks, curbs, corridors, malls, roof, lanes and arcades together with public facilities such as building lobbies, restrooms, comfort rooms, lounges, drinking fountains, toilets, stairs, ramps, elevators, shelters, porches, bus stations and loading docks, with facilities appurtenant to each. The Common Area shall not include commercial areas intended for renting or roads maintained by public authority. Landlord may expand, contract or change said Common Area from time to time as Landlord deems desirable, with a view to the improvement of the convenience and use of Common Area by tenants, their employees and customers.

     2.11 Estimated Project Operating Cost:  $5.30 psf per annum.

     2.12 Estimated Real Estate Taxes:  $1.45 psf per annum.

     2.13 Project: The building of which the Premises are a part (the "Building") and any other buildings or improvements on the real property (the "Property") located at 3100 West Lake Street, Minneapolis, MN 55416-4510 and further depicted on Exhibit B. The project is known as Lake Pointe Corporate Centre.

     2.14 Rentable Area: As to the Premises, the number of rentable square feet of floor area as may from time to time be subject to lease by Tenant and, as to the Project, the number of rentable square feet of floor area as may from time to time be subject to lease or available for leasing in the Project, in each case, as determined by Landlord and applied on a consistent basis throughout the Project.

     2.15 Parking: Tenant shall be permitted, at no additional cost, to park 4 cars per 1,000 square feet of Rentable Area of the Premises on a non-exclusive basis in the area(s) designated by Landlord for parking. Tenant shall abide by any and all parking regulations and rules established from time to time by Landlord.

     2.16 Landlord's Mailing Address: Acky-3100 Lake Limited Partnership, 3100 West Lake Street, Suite 100, Minneapolis, Minnesota 55416-4510.

          With a copy to the Building Manager: Ackerberg Properties, Inc., 3100 West Lake Street, Suite 100, Minneapolis, MN 55416-4510.

     2.17 Tenant's Mailing Address: Vital Images, Inc., 3100 West Lake Street, Suite 100, Minneapolis, Minnesota 55416-4510.

     2.18 Tenant's Work: shall have the meaning set forth on Exhibit C attached hereto.

     2.19 Projected Delivery Date: shall be February 10, 1997 with respect to Premises A and not later than September 1, 1997 with respect to Premises B.

     2.20 State:  The State of Minnesota.

     2.21 Tenant's Use Clause (Article 10): General office use

     2.22 Broker(s)
          Landlord's:  Ackerberg Properties, Inc.

          Tenant's:  Garfield Clark & Associates

3.   EXHIBITS AND ADDENDA

The exhibits and addenda listed below (unless lined out) are incorporated by reference in this Lease:

Addendum 1    Option to Extend Term
Addendum 2    Option to Expand
Addendum 3    Right of First Offer
Addendum 4    Termination Option
Exhibit A     Floor Plan showing the Premises.
Exhibit B     Site Plan of the Project / Legal Description.
Exhibit C     Tenant's Work.
Exhibit D     General Specifications for Tenant's Alterations or Improvements

4.   DELIVERY OF POSSESSION

If Landlord does not deliver possession ("Deliver Possession") of Premises A or Premises B to Tenant on the applicable Commencement Date, Landlord shall not be liable for such failure, the Expiration Date shall not change and the validity of this Lease shall not be impaired, but Rent with respect to Premises A or Premises B, as the case may be, shall be abated until delivery of possession. "Delivery of possession" shall be deemed to occur on the date Landlord notifies Tenant that Premises A or Premises B, as the case may be, are ready for occupancy. If Landlord permits Tenant to enter into possession of either Premises A or Premises B before the applicable Commencement Date, such possession shall be subject to the provisions of this Lease, including, without limitation, the payment of Rent. Notwithstanding the foregoing, if for any reason Landlord is unable to Deliver Possession of Premises A or Premises B to Tenant on or prior to the date falling sixty (60) days following the applicable Commencement Date and such failure does not result either from Force Majeure Events (as defined in Section 9.05 below) or Tenant caused delays, then (a) Landlord shall not be subject to any liability therefor and (b) such delay and Landlord's ability to Deliver Possession shall not effect either the validity of this Lease or the obligations of either Landlord or Tenant hereunder or be deemed to extend the Expiration Date; provided, however, that under such circumstances Tenant shall have the right to terminate this Lease, by giving written notice of the same to Landlord at any time following the end of such 60-day period and prior to the first to occur of (a) the thirtieth (30th) day following the end of such 60-day period and (b) the date Landlord does Deliver Possession which termination shall be effective upon receipt of such notice.

5.   RENT

     5.01 Definition of Rent. All costs (other than Base Rent and Improvement
          Rent) which Tenant is required or agrees to pay to Landlord under this Lease shall be deemed additional rent (which, together with the Base Rent and Improvement Rent is sometimes referred to as "Rent"). Rent shall be paid to the Landlord or at such place as Landlord may from time to time designate in writing, without any prior demand therefor and without deduction or offset, in lawful money of the United States of America.

     5.02 Payment of Rent. The monthly installments of Rent shall be payable in advance on or before the first day of each calendar month of the Term. If the Term begins (or ends) on other than the first (or last) day of a calendar month, the Rent for the partial month shall be prorated on a per diem basis. Tenant shall pay Landlord the first Monthly Installment of Rent when Tenant executes the Lease.

     5.03 Allocation of Payments. Any payment by Tenant of an amount less than the Rent provided for in this Lease shall be applied to the earliest due Rent. No endorsement on any check or acceptance of any payment shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of the Rent or pursue any other remedy provided for in this Lease.

6.   PROJECT OPERATING COSTS

     6.01 Definition of Project Operating Costs. Tenant agrees to pay as Rent, Tenant's Proportionate Share of all costs, expenses and obligations attributable to the Project and its operation (the "Project Operating Costs") as provided below. The term "Project Operating Costs" shall include all those items described in the following subparagraphs a. and b.

          a. All taxes, assessments, water and sewer charges and other similar governmental charges due and payable on or attributable to the Building or Project or their operation, including without limitation, (1) real property taxes or assessments due and payable against the Building or Project ("Real Estate Taxes"),
               (2) any and all costs, including attorney's fees, incurred by Landlord in contesting the amount of any taxes or assessments levied against the Building or the Project provided any refunds resulting from such contest shall be credited against Project Operating Costs in the year received, and (3) any tax measured by gross rentals received from the leasing of the Premises, Building or Project, excluding any net income, franchise, capital stock, estate or inheritance taxes imposed by the State or federal government or their agencies, branches or departments; provided that if at any time during the Term any governmental entity levies, assesses or imposes on Landlord any (i) general or special, ad valorem or specific, excise, capital levy or other charge directly on the Rent received under this Lease or on the rent received under any other leases of space in the Building or Project, or (ii) any license fee, excise or franchise tax, or charge measured by or based, in whole or in part, upon such rent, or (iii) any transfer, transaction, or similar tax, or assessment, based directly or indirectly upon the transaction represented by this Lease, or (iv) any occupancy, use, per capita or other tax or charge based directly or indirectly upon the use or occupancy of the Premises or other premises within the Building or Project, then any such taxes, assessments, levies and charges shall be deemed to be included in the term Project Operating Costs. For purposes of this subsection, if any assessment is payable in installments, Tenant shall only be obligated to pay its Proportionate Share of any such assessment over the maximum number of installments permitted by the assessing authority and shall only be liable for any such installments due during the Term as and when such installments become due and payable. Tenant shall not be liable for any such installments that are due either before or after the Term; provided, however, that Tenant's liability for Real Estate Taxes (including assessments payable in installments) shall be prorated for the years in which this Lease commences and terminates.

          b. The total cost incurred by Landlord in owning, operating, and maintaining the Project, in a manner deemed by Landlord reasonable and appropriate and for the best interests of the tenants of the Project, including, without limitation, management fees (not to exceed 5% of gross receipts of the Project), all costs and expenses (relating to the land, Common Area and improvements) of operating, maintaining, repairing, lighting, cleaning, painting, striping, inspecting, insuring (including but not limited to liability insurance for personal injury, death and property damage, insurance against fire, theft or other casualties, worker's compensation insurance, insurance covering personnel engaged in the operation, administration, maintenance and repair of the Project, insurance against liability for defamation and claims of false arrest, and Landlord's plate glass insurance), removing of snow, ice, debris and surface water, renting of music, regulation of traffic, pest control, utilities, janitorial service, window washing, sewer and security (including the cost of uniforms, equipment and all employment taxes, electronic intrusion and fire control devices and telephone monitoring and alert systems), complying with laws and regulations (including improvements or changes required by new laws or regulations), costs associated with a transportation demand management program, costs of replacing or retrofitting HVAC systems to comply with laws or regulations, charges related to indoor air quality control, fees for permits and licenses, reasonable fees of attorneys, accountants and other professionals, employment costs in connection with the Project, as well as all costs and expenses of repairs and replacement of gutters, downspouts, roofs, building service equipment, paving, curbs, sidewalks, walkways, roadways, parking surfaces, landscaping, drainage, equipment and fixtures. It is the intention of Landlord and Tenant that this Lease be fully net to Landlord; and accordingly Project Operating Costs shall include all costs and expenses incurred by Landlord in connection with the Project except for costs of leasing to tenants, initial or expansion capital construction costs, depreciation of initial or expansion capital construction costs, and interest on money borrowed for such construction costs. Notwithstanding anything contained in this Article 6 to the contrary, any Project Operating Costs which are properly charged to a capital account shall not be included in Project Operating Costs in a single year but shall instead be amortized over their useful lives, as determined by Landlord in accordance with generally accepted accounting principles, and only the annual amortization amount together with interest at the rate of nine percent (9%) per annum shall be included in Project Operating Costs for a particular year.

          c. If the Project does not have ninety-five percent (95%) occupancy during an entire calendar year, then the variable cost component of Project Operating Costs (i.e. the component of Project Operating Costs that may vary depending upon the occupancy level of the Project) shall be equitably adjusted so that the total amount of Project Operating Costs equals the total amount which would have been paid or incurred by Landlord had the Project been ninety-five percent (95%) occupied for the entire calendar year. In no event shall the Landlord be entitled to receive from Tenant and any other tenants in the Project an aggregate amount in excess of the actual Project Operating Costs as a result of the foregoing provisions.

     6.02 Payment of Project Operating Costs. Tenant's Proportionate Share of Project Operating Costs shall be payable by Tenant to Landlord as follows:

          a. To provide for current payments of Tenant's Proportionate Share of Project Operating Costs, Tenant shall pay as additional rent, an amount equal to Tenant's Proportionate Share of the Project Operating Costs payable during each calendar year, as estimated by Landlord from time to time. Such payments shall be made in monthly installments, commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first day of the month following the month in which Landlord gives Tenant a new notice of estimated Project Operating Costs.

          b. On or before April 1 of each calendar year (or as soon thereafter as is practical), Landlord shall deliver to Tenant a statement setting forth Tenant's Proportionate Share of the actual Project Operating Costs for the preceding calendar year. If Tenant's Proportionate Share of the actual Project Operating costs for the previous calendar year exceeds the total of the monthly payments made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within thirty (30) days of the receipt of the statement. If such total exceeds Tenant's Proportionate Share of the actual Project Operating Costs for such calendar year, the Landlord shall credit against Tenant's next ensuing monthly installment(s) of Rent an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord on the Expiration Date, Landlord shall pay Tenant the amount of the credit on or before the next succeeding April 1. The obligations of Tenant and Landlord to make payments required under this Section 6.02 shall survive the Expiration Date.

          c. Tenant's Proportionate Share of Expenses in any lease year having less than 365 days shall be prorated on a daily basis.

          d. If any dispute arises as to the amount of any additional rent due hereunder, Tenant shall have the right after reasonable notice and at reasonable times to inspect Landlord's accounting records at Landlord's accounting office and, if after such inspection Tenant still disputes the amount of additional rent owed, a certification as to the proper amount shall be made by Landlord's certified public accountant, which certification shall be final and conclusive. Tenant agrees to pay the cost of such certification unless it is determined that Landlord's original statement overstated Project Operating Costs by more than five percent (5%).

     6.03 Other Taxes Payable by Tenant. Tenant shall reimburse Landlord upon demand for all taxes payable by Landlord (other than net income taxes) which are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by or reasonably attributable to (a) the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements made to the Premises, regardless of whether title to such improvements is held by Tenant or Landlord; (b) the gross or net Rent payable under this Lease, including, without limitation, any rental or gross receipts tax levied by any taxing authority with respect to the receipt of the Rent hereunder; (c) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises.

7.   INTEREST AND LATE CHARGES

If Tenant fails to pay any Rent or other charges under the terms of this Lease within seven (7) days after the due date, the unpaid amounts shall bear interest from the due date at the lesser of fifteen percent (15%) per annum or the maximum rate then allowed by law. Tenant acknowledges that the late payment of Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including without limitation, mortgage penalties, collection costs and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any Rent is not received by Landlord within seven (7) days from the date it is due, Tenant shall pay Landlord a late charge equal to five percent (5%) of such amount. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such non-payment by Tenant.

8.   SECURITY DEPOSIT

     8.01 Subject to the provisions of Section 8.04 below, Tenant agrees to deposit with Landlord the Security Deposit set forth at Section 2.05 upon execution of this Lease, as security for Tenant's performance of its obligations under this Lease. Landlord and Tenant agree that the Security Deposit may be commingled with other funds of Landlord but Landlord agrees to invest the Security Deposit in an interest bearing money market account, certificate of deposit, or similar investment vehicle or pay interest on the Security Deposit as if so invested. Any interest earned on the Security Deposit shall be deemed part of the "Security Deposit" for purposes of this Lease. Notwithstanding the foregoing, Tenant has the option of posting the Security Deposit with Landlord in the form of a Letter of Credit (as defined herein). As used herein, the term "Letter of Credit" shall mean an unconditional letter of credit in favor of Landlord and issued by a bank and in such form as is satisfactory to Landlord. If Tenant so elects to post a Letter of Credit as the Security Deposit, Tenant shall deposit with Landlord not less than thirty (30) days prior to the expiration of the Letter of Credit (and not less than thirty (30) days prior to the expiration date of each renewal Letter of Credit deposited by Tenant hereunder), a renewal Letter of Credit in form and content identical to the original Letter of Credit deposited hereunder. If Tenant fails to so deposit any such renewal Letter of Credit on or before the date such deposit is to be made and does not cure such failure within five
          (5) days after notice thereof from Landlord, Landlord may draw the entire proceeds of the Letter of Credit then on deposit with Landlord and the proceeds so drawn shall comprise the Security Deposit and shall be held and applied by Landlord in accordance with the provisions of this Lease. In the event Tenant fails to perform any of its obligations under this Lease, Landlord may draw the proceeds of the Letter of Credit (insofar as the same constitute the Security Deposit) and apply such proceeds in accordance with the provisions of
          Section 8.02 of this Lease.

     8.02 If Tenant fails to pay Rent or any other amount when due, or fails to perform any of the terms hereof and such failure extends beyond any notice and cure periods provided in this Lease, Landlord may use all or any portion of the Security Deposit for amounts then due and unpaid, for payment of any amount for which Landlord has become obligated as a result of Tenant's default, and for any loss sustained by Landlord as a result of Tenant's default. Landlord may use this deposit without prejudice to any other remedy Landlord may have. If Landlord uses any of the Security Deposit, Tenant shall, within fifteen (15) days after written demand therefor, restore the Security Deposit to the full amount originally deposited; Tenant's failure to do so shall constitute an act of default hereunder and Landlord shall have the right to exercise any remedy provided for in Article 28. Within thirty (30) days after the Term has expired or Tenant has vacated the Premises, whichever shall last occur, and provided Tenant is not then in default on any of its obligations hereunder, Landlord shall return the Security Deposit to Tenant. If Landlord sells its interest in the Premises, Landlord may deliver the Security Deposit to the purchaser of Landlord's interest and thereupon be relieved of any further liability or obligation with respect to the Security Deposit.

     8.03 Notwithstanding the foregoing, in the event Tenant is not then in default on any of its obligations hereunder and has not theretofore defaulted, then effective as of the third (3rd) anniversary of the Commencement Date for Premises A, the Security Deposit shall be reduced by $50,000.00 (i.e., the remaining Security Deposit shall equal $100,000.00) and, accordingly, (a) if the Security Deposit is in the form of cash, Landlord shall return $50,000.00 to Tenant within thirty (30) days after the third (3rd) anniversary of the Commencement Date for Premises A or (b) if a Letter of Credit is posted as the Security Deposit, Tenant may replace the Letter of Credit with a Letter of Credit in the amount of $100,000.00 on or after the third
          (3rd) anniversary of the Commencement Date for Premises A in accordance with the provisions of Section 8.01 regarding replacement of a Letter of Credit.

     8.04 Notwithstanding the foregoing provision of this Article 8, if at any time during the Term, (a) Tenant is not in default on any of its obligations hereunder and has not therefore defaulted, and (b) Tenant's "net worth" is in excess of $1,000,000.00 and Tenant has, in the aggregate, cash on hand and marketable securities in excess of $3,000,000.00 (the "Security Deposit Release Requirements"), then Landlord shall return the Security Deposit to Tenant within thirty
          (30) days after Tenant's satisfaction of the Security Deposit Release Requirements; provided, however, that if at any time during the Term Landlord determines that the Security Deposit Release Requirements are no longer satisfied, Tenant shall be required within ten (10) days after notice of the same from Landlord to post the Security Deposit in accordance with the foregoing provisions of this Article 8. In connection with Landlord's ability to determine whether the Security Deposit Release Requirements are satisfied on an ongoing basis, (a) if Tenant is a publicly held corporation, Tenant agrees to furnish Landlord (i) on a quarterly basis during the Term its current 10 Q statement filed with the Securities and Exchange Commission ("SEC") which shall include unaudited financial statements certified as true and correct by the chief financial officer of Tenant and (ii) on an annual basis during the Term its current 10 K filed with the SEC which shall include its current audited financial statements together with an opinion from a nationally recognized firm of certified public accountants that the same are true and correct or ((b) if Tenant is not a publicly held corporation. Tenant shall furnish Landlord (i) on a quarterly basis during the Term its current unaudited financial statements certified as true and correct by the chief financial officer of Tenant and (ii) on an annual basis during the Term its current audited financial statements certified as true and correct by a nationally recognized firm of certified public accountants; it being further understood that if Tenant fails to timely and properly furnish Landlord with financial statements in accordance with the terms and conditions of this sentence, the same shall constitute a failure by Tenant to satisfy the Security Deposit Release Requirements. Landlord acknowledges that as of the date hereof Tenant has satisfied the Security Deposit Release Requirements and accordingly shall have no duty to post the Security Deposit unless and until Landlord determines that the Security Deposit Release Requirements are no longer satisfied.

9.   UTILITY SERVICES
--   ----------------

     9.01 Electricity, Gas, Water and Sewer. Landlord agrees to provide mains, conduits and other facilities to supply gas, water, sewer and electricity to the Premises. Tenant shall pay as part of Tenant's Proportionate Share of Project Operating Costs for all electricity, gas, water, rubbish removal and other utilities used in the Project (including the Premises).

     9.02 Heating, Air Conditioning and Ventilating. Landlord agrees at its own cost to provide a building standard system designed to heat, air condition and ventilate the Premises, the Common Areas and other occupied Areas of the Project. Tenant agrees to accept and use such heating, air conditioning and ventilation system in the Premises and to allow Landlord access to maintain, repair and replace the system and all other HVAC equipment serving the Project, including equipment serving other tenants, and such cost shall be considered part of Project Operating Costs, subject to reimbursement from Tenant in the amount of Tenant's Proportionate Share. The HVAC costs shall reflect all costs and expenses of full operation between the hours of 7:00 a.m. - 6:00 p.m. Monday through Friday and 9:00 a.m. - 12:00 p.m. Saturday. Should Tenant require additional HVAC outside these hours, Tenant shall pay an additional charge for such service on an hourly basis (at Landlord's actual cost) as additional Rent. Such charge shall be determined by Landlord and transmitted to Tenant in writing, which writing shall include a reasonable breakdown of such charge.

     9.03 Rubbish Removal. Landlord shall be responsible for contracting for all removal of trash, rubbish, debris and recyclables generated by Tenant. Tenant shall be required to pay rubbish removal and recycling fees through Project Operating Costs based on Tenant's Proportionate Share. Upon written notice from Landlord that such a program has been implemented, Tenant shall participate and fully cooperate with any recycling program instituted by Landlord. If Tenant fails to do so, Tenant shall pay a penalty equal to $.25 (twenty-five cents) per square foot of Rentable Area in the Premises per year, prorated for the period of non-compliance.

     9.04 Discontinuance of Service. Whenever any bills for rent, operating costs, real estate taxes or any other service, are not paid by Tenant prior to the expiration of any applicable notice and cure periods provided in this Lease, Landlord reserves the right upon notice to Tenant to discontinue service, without liability to Tenant. No such action by Landlord, or notice thereof, shall be construed as an eviction or disturbance of possession or as an election by Landlord to terminate this Lease.

     9.05 Interruption of Service. Landlord shall not be liable in damages or otherwise if any utility service or other service to the Premises shall be interrupted or impaired by fire, accident, riot, strike, act of God, the making of necessary repairs or improvements or by any causes beyond Landlord's control (collectively, "Force Majeure Events"); provided, however, if as a result of any such interruption or impairment (unless such interruption or impairment is due to the act or neglect of Tenant, its agents, contractors or employees or Force Majeure Events) (a) the Premises are rendered untenantable for a period in excess of three (3) consecutive Business Days (as hereinafter defined) and (b) Tenant is unable to and does not occupy the Premises during such period of untenantability, then, in such event Base Rent shall abate on a per diem basis for the period beginning on the fourth (4th) Business Day of continuous untenantability and ending on the date the Premises are again rendered tenantable. As used in this Lease, the term "Business Day" shall mean each calendar day occurring within the Term except for Saturdays, Sundays and holidays.

     9.06 Compliance with Laws. Tenant shall comply with all present and future laws, ordinances, rules, regulations, or governmental or quasi-governmental directives (including without limitation those requirements of the Occupational Safety and Health Administration that relate to Tenant's specific use and occupancy of the Premises) regarding the indoor air quality of the Premises and the maintenance of any heating, ventilating, and air conditioning equipment or system for which the Tenant is responsible pursuant to this Lease.

10.  TENANT'S USE OF THE PREMISES
---  ----------------------------

     10.1 Permitted Use. Tenant shall use the Premises solely for the purposes set forth at Section 2.21. Tenant shall not conduct or permit auctions or sheriff's sales at the Property. Tenant shall not grant any concession, license or permission to any third party to sell merchandise or services in the Premises.

     10.02 Manner of Use. Tenant shall not use or occupy the Premises in violation of any law or restriction affecting the Building or Project, and shall immediately discontinue any use of the Premises which is declared by any governmental authority to be a violation of law or the certificate of occupancy. Tenant shall, at Tenant's own cost and expense, comply with all laws, regulations, or directions of any governmental or quasi-governmental agency or authority which shall impose any duty upon Tenant or Landlord with respect to the Premises due to Tenant's specific use or occupation thereof or any additions or alterations made to the Premises by or on behalf of Tenant. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building or Project, and shall comply with all rules, orders, and recommendations. Tenant shall reimburse Landlord for any additional premium charged for such policy by reason of Tenant's failure to comply with the provisions of this Article. Tenant shall not do or permit anything to be done on or about the Premises which will interfere with the rights of other tenants or occupants of the Building or of the Project, or injure or annoy them, or use or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

11.  CONDITION OF THE PREMISES
---  -------------------------

Landlord shall deliver the Premises "broom clean" and in an "AS-IS WHERE-IS" condition. No promise of Landlord to alter, remodel, repair or improve the Premises, the Building or the Project and no representation, express or implied, respecting any matter or thing relating to the Premises, Building, Project or this Lease (including, without limitation, the condition of the Premises, the Building or the Project) have been made to Tenant by Landlord or its Broker or Sales Agent, other than as may be contained herein.

12.  CONSTRUCTION, REPAIRS AND MAINTENANCE
---  -------------------------------------
     12.01  Landlord's Obligations.
     ----------------------

            a. Landlord shall, in a manner consistent with other similar first-
               class office buildings in the Minneapolis-St. Paul metropolitan area, maintain the Common Areas, the roof, the foundations, the four outer walls, downspouts and gutters of the Building and, to the point the same are solely serving the Premises or the premises of other tenants or other occupants of the Project, the plumbing, sewage and heating, air conditioning and ventilating systems, in good repair, ordinary wear and tear excepted. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant's obligations under this Lease be reduced or abated by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord's making any repairs or changes which Landlord is required or permitted by this Lease or required by law to make to any portion of the Project.

               Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant's business in the Premises.

          b. Except as otherwise expressly provided herein, Landlord shall not be liable for any loss or damage that may be caused by persons occupying adjoining premises or any part of the Building, or any person present in the Project for any other purpose or for any loss from burst, stopped or leaking water, gas, sewer, sprinkler or steam pipes or plumbing fixtures, or from any failure of or defect in any electric line, circuit or facility.

     12.02  Tenant's Obligations.
            --------------------

          a. Tenant at Tenant's sole expense shall: 1) maintain the Premises in a clean, orderly and sanitary condition; 2) keep any trash temporarily stored in the Premises in accordance with local codes and removed on a regular basis to such location as Landlord may determine; 3) keep all mechanical apparatus installed by Tenant free of material vibration and noise which may be transmitted beyond the Premises; 4) comply with all laws, ordinances, rules and regulations of governmental authorities; 5) maintain the Premises in good order, condition and repair, including the surfaces of the ceilings, walls and floors, all doors, all windows, all plumbing, pipes and fixtures, electrical wiring, switches and fixtures located within or solely serving the Premises, Building Standard furnishings, and special items and equipment installed by or at the expense of Tenant.

          b. Tenant shall be responsible for all repairs and alterations in and to the Premises, Building and Project and the facilities and systems thereof, the need for which arises out of: 1) Tenant's use or occupancy of the Premises; 2) the installation, removal, use or operation of Tenant's Property (as defined in Article 13) in the Premises; 3) the moving of Tenant's Property into or out of the Building; or 4) the act, misuse or negligence of Tenant, its agents, contractors, employees or invitees.

          c. If Tenant fails to maintain the Premises in good order and repair as required pursuant to the terms of this Lease, Landlord shall give Tenant notice to correct the condition. If Tenant fails to commence such work promptly, then Landlord shall have the right to do such acts and expend such funds as are reasonably necessary to perform the same at the expense of Tenant. Any amount so expended by Landlord shall be paid by Tenant with interest at the lesser of fifteen percent (15%) per annum or the maximum rate then allowed by law. Landlord shall have no liability to Tenant as a result of performing any such work.

          d. Tenant shall not: 1) place or maintain any merchandise or other objects outside the perimeter of the Premises; 2) use or permit the use of any loud speakers, flashing, moving and/or rotating lights, sound amplifiers, musical instruments, or television or radio broadcasts which are in any manner audible or visible outside the Premises; 3) permit accumulations of garbage or other refuse within the Premises; 4) permit odors to emanate from the Premises; 5) distribute advertising in or upon any automobiles in the Common Areas; 6) permit the parking of delivery vehicles so as to interfere with the use of any driveway, walk, parking area or other Common Areas in the Project; 7) receive or ship articles of any kind except through service facilities designated by Landlord; 8) overload the electrical wiring serving the Premises, and will install any additional electrical wiring which may be required at its expense.

     12.03 No Offset. Tenant shall not have the right to make repairs at Landlord's expense or, except as expressly provided in Section 9.05 above, to offset the cost of repairs against Rent or to terminate this Lease because of Landlord's failure to keep the Premises in good order, condition and repair.

     12.04 Load and Equipment Limits. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as determined by Landlord or Landlord's structural engineer. The cost of any such determination by Landlord's structural engineers shall be paid for by Tenant upon demand. Tenant shall not install machinery or mechanical equipment which cause noise or vibration to such a degree as to be objectionable to Landlord or other Building tenants.

13.  ALTERATIONS AND ADDITIONS
-------------------------------
13.01 Tenant shall not make any addition or alterations to the Premises without obtaining the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion or may be conditioned on Tenant's removing any such additions or alterations upon the expiration of the Term and restoring the Premises to the same condition as on the date Tenant took possession or on other requirements of Landlord. All work shall be done in a good and workmanlike manner by licensed personnel approved by Landlord (which approval shall not be unreasonably withheld). Notwithstanding the foregoing but subject to the remaining provisions of this Article 13 and provided Tenant obtains Landlord's prior written approval of the contractors with whom Tenant intends to contract (which approval shall not be unreasonably withheld), Tenant may, without Landlord's prior written consent (except for Landlord's prior written approval of Tenant's contractors as aforesaid), make or cause to be made non-mechanical, non-electrical and non-structural additions or alterations to the Premises, the cost of which, in the aggregate, do not exceed the sum of $10,000.00 in any calendar year.

      13.02 Tenant shall pay the costs of any work done on the Premises pursuant to Section 13.01, and shall keep the Premises, Building and Project free and clear of liens of any kind. Tenant shall indemnify, defend against and keep Landlord free and harmless from all liability, loss, damage, costs, attorneys' fees and any other expense incurred on account of claims by a person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.

      13.03 Tenant shall keep Tenant's leasehold interest free and clear of all attachment or judgment liens. Before the actual commencement of any work Tenant shall give Landlord sufficient notice to enable Landlord to post notices of non-responsibility for the proper protection of Landlord's interest, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time.

     13.04 With respect to any additions or alterations (or series of related additions or alterations) costing in excess of $20,000.00, Landlord may require, at Landlord's sole option, that Tenant provide at Tenant's expense, a lien and completion bond at least one and one-half (1-1/2) times the total estimated cost of such additions or alterations to protect Landlord against liens and to insure timely completion of the work.

     13.05 Unless their removal is required by Landlord as provided in Section 13.01, all additions or alterations shall become the property of Landlord upon the expiration of the Term; provided, however, Tenant's moveable equipment, machinery and trade fixtures shall remain the property of Tenant and, may be removed, subject to the provisions of Section 14.02.

14.  LEASEHOLD IMPROVEMENT; TENANT'S PROPERTY; SECURITY INTEREST
----------------------------------------------------------------
     14.01 All fixtures, equipment, and improvements attached to or built into the Premises, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall be the property of Landlord and shall not be removed by Tenant except as expressly provided in Section 14.02.

     14.02 All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord and all furniture and other articles of movable personal property owned by Tenant ("Tenant's Property") shall be and shall remain the property of Tenant and, provided Tenant is not then in default under the terms and provisions of this Lease, may be removed by Tenant at any time during the Term. Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal.

15.  RULES AND REGULATIONS
--------------------------
     15.01 Upon notice thereof, Tenant agrees to comply with all rules and regulations for the safe, efficient and lawful operation of the Project as Landlord may from time to time make.

16.  CERTAIN RIGHTS RESERVED BY LANDLORD
----------------------------------------
     16.01 Landlord reserves the following rights, exercisable without liability to Tenant:

            a. To name the Building and Project and to change the name or street address of the Building or Project (provided that, unless the same arises due to changes in law, Landlord agrees to reimburse Tenant for the actual cost of reasonable quantities of stationery and business cards rendered unusable by any such change in name or street address);

            b. To approve all signs on the exterior or interior of the Building and Project;

            c. To have pass keys to the Premises and all doors within the Premises, excluding Tenant's vaults and safes;

            d. On reasonable prior notice to Tenant, to inspect the Premises, and to show the Premises to any prospective purchaser or mortgagee of the Project, or to others having an interest in the Project or Landlord, and during the last six months of the Term, to show the Premises to prospective tenants thereof; and

            e. Upon advance notice (which may be verbal) to Tenant (except in the case of emergencies and for standard janitorial and mechanical services), to enter the Premises to make inspections, repairs, alterations, or additions to the Premises or the Building and to take all steps as may be necessary or desirable for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord's interest therein, or as may be necessary for the operation or improvement of the Building or in order to comply with laws or requirements of governmental or other authority. Landlord shall not be liable to Tenant in connection with any such entry; provided, however, that Landlord agrees to use commercially reasonable efforts (except in an emergency) to minimize interference with Tenant's business in the Premises in the course of any such entry.

17.  ASSIGNMENT AND SUBLETTING
------------------------------
     17.01 Tenant shall not assign this Lease or sublet all or any part of the Premises without the prior written consent of Landlord, which consent may be withheld at Landlord's sole discretion. If Tenant is a corporation, partnership or limited liability entity, any cumulative transfer of fifty percent (50%) or greater interest in such entity shall be considered an assignment and shall require the consent of Landlord as described herein. Fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment or subletting, however denominated under the assignment or sublease, which exceed, in the aggregate: 1) the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased); plus 2) any real estate brokerage commissions or fees payable in connection with such assignment or subletting, shall be paid to Landlord as additional Rent under this Lease without affecting or reducing any other obligations of Tenant hereunder.

     17.02 Notwithstanding the provisions of Section 17.01, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord's consent to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets and obligations of

            Tenant's business. Without limiting the foregoing, and notwithstanding anything to the contrary contained herein, Landlord acknowledges that (i) as of the date of this Lease, Tenant is a wholly-owned subsidiary of Bio-Vascular, Inc., a Minnesota corporation ("Bio-Vascular"), (ii) within the next several months, Bio-Vascular expects to consummate a spin-off of Tenant, and (iii) in connection with such spin-off, Tenant will be re-organized as a Minnesota corporation, retaining its corporate name "Vital Images, Inc." ("Post Spin-Off Vital"). Landlord agrees that, for purposes of this Lease, including without limitation all Addenda attached hereto, the above-described spin-off transaction shall not constitute an assignment, sublease or transfer of Tenant's interest in this Lease, and that Post Spin-Off Vital shall, for all purposes under this Lease, be deemed to be the "Tenant". Additionally, notwithstanding the foregoing provisions of this Article 17, so long as Tenant is a publicly traded company, the sale or transfer of stock in Tenant shall not be deemed an assignment or other transfer of Tenant's interest in this Lease.

            Landlord further agrees that Post Spin-Off Vital, and any sublessee or assignee permitted under this Section 17.02 shall, for purposes of the rights and options available to Tenant pursuant to this Lease including the Addenda attached hereto, be deemed to be the "Tenant" under this Lease, as if the same was the original Tenant named herein, and all of such rights and options shall be available to Post Spin-Off Vital and any such sublessee or assignee to the same degree as they are available to Tenant.

     17.03 No subletting or assignment shall relieve Tenant of the obligation to pay Rent and to perform all other obligations under this Lease. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor.

     17.04 If Tenant requests the consent of Landlord to any assignment or subletting, then Tenant shall, upon demand, pay Landlord any attorneys' fees reasonably incurred by Landlord in considering such act or request (not to exceed $2,500.00 in any one instance).

18.  HOLDING OVER
-----------------
If after expiration of the Term, Tenant remains in possession of the Premises, Tenant shall, at Landlord's option, become a tenant from month to month only, upon all the provisions of this Lease (except as to term and Base Rent), but the "Monthly Installments of Base Rent" payable by Tenant shall be increased to one hundred fifty percent (150%) of the Monthly Installments of Base Rent payable by Tenant at the expiration of the Term. Such monthly rent shall be payable in advance on or before the first day of each month. The foregoing shall not be construed as a consent by Landlord to any such holding over or as a waiver by Landlord of its right to reacquire its possession of the Premises through summary proceedings or to recover damages arising from such holdover.

19.  SURRENDER OF PREMISES
--------------------------
     19.01 Tenant shall surrender the Premises to Landlord on the Expiration Date or upon earlier termination of this Lease, in clean condition and in as good condition as when Tenant took possession, except for reasonable wear and tear, loss by fire or other casualty, or loss by condemnation. Tenant shall remove Tenant's Property on or before the Expiration Date and promptly repair all damage to the Premises or Building caused by such removal or by Tenant's use of the Premises. On the Expiration Date Tenant shall surrender all keys to the Premises.

     19.02 If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise pursuant to the terms and conditions of this Lease, any of Tenant's Property left on the Premises shall be deemed to be abandoned, and, at Landlord's option, title shall pass to Landlord under this Lease as by a quit-claim bill of sale. If Landlord elects to remove all or any part of such Tenant's Property, the cost of removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant.

     19.03 No act of Landlord, including the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

     19.04 Without limitation of any other rights or remedies of Landlord hereunder, Tenant shall be responsible for all consequential damages to Landlord as a result of Tenant's failure to surrender the Premises within sixty (60) days after the expiration or earlier termination of the Term and otherwise in accordance with this Lease (such 60-day period to be reduced to thirty [30] days if Landlord notifies Tenant in writing that it requires the Premises for another tenant or occupant), and this clause shall survive the termination of the Lease.

20.  DESTRUCTION OR DAMAGE
--------------------------
     20.01 If the Premises is damaged by fire, earthquake, act of God, the elements or other casualty, Landlord shall repair such damage and this Lease shall remain in full force and effect; provided, however, that if (a) the Building is so damaged as to require repairs to the Building exceeding fifty percent (50%) of the full insurable value of the Building, (b) the damage occurs less than two (2) years prior to the Expiration Date, exclusive of any renewal periods, or (c) Landlord does not for any reason (including, without limitation, by reason of the terms of any mortgage or other loan document) receive sufficient insurance proceeds to restore the Project (including the Premises) in its entirety, then, in any such case, Landlord shall have the right to terminate this Lease by giving Tenant written notice thereof within sixty (60) days after the date of such casualty, in which case this Lease shall terminate as of the date of such notice; provided, however, that if Landlord elects to so terminate pursuant to clause (b) above and Tenant exercises any available extension option within ten (10) days after receipt of such termination notice, then such termination shall be deemed null and void and of no further force and effect. If such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's agents, employees, contractors, licensees or invitees, the Base Rent shall be abated to the extent Tenant's use of the Premises is impaired, commencing with the date of damage and continuing until completion of the repairs required of Landlord under Section 20.02. Furthermore, if such repairs cannot, in Landlord's reasonable opinion, be made within one hundred eighty (180) days after the date of such damage, Landlord shall so notify Tenant within thirty (30) days after the date of such damage and in such case Tenant shall have the right, by written notice given to Landlord within fifteen
            (15) days after the date Landlord's notice is given to Tenant, to terminate this Lease as the date of such fire or other casualty. Additionally, if any such damage or casualty renders all or a substantial portion of the Premises untenantable and the same occurs less than two (2) years prior to the Expiration Date, then Tenant shall have the right to terminate this Lease by giving written notice thereof to Landlord within fifteen (15) days after the date of such casualty, in which case this Lease shall terminate as of the date of such notice. Notwithstanding anything contained in this
            Section 20.01 to the contrary, if any such damage or casualty renders all or a substantial portion of the Premises untenantable and Landlord proceeds to repair and restore the Premises pursuant to this Article 20 but, subject to matters beyond Landlord's reasonable control, does not in fact substantially complete said repairs and restorations as to render a substantial portion of the Premises tenantable within two hundred ten (210) days from the date such damage occurred, then either Landlord or Tenant shall have the right to terminate this Lease by giving notice to the other at any time following the expiration of said two hundred ten (210) day period, which termination shall be effective as of the date such notice is received; provided, however, that if Landlord is able to substantially complete such repairs and restorations so as to render the Premises tenantable on or prior to the date on which Landlord receives Tenant's termination notice as aforesaid, then Landlord and Tenant shall no longer have the right to terminate this Lease in accordance with the provisions of this Section 20.01 and any termination notice received by either party after the date Landlord is able to substantially complete such repairs and restorations shall be of no force and effect.

     20.02 If the Premises are to be repaired under this Article, Landlord shall repair at its cost any injury or damage to the Premises (exclusive of any alterations, additions or improvements made to the Premises by Tenant which shall be promptly repaired by Tenant, at its sole cost and expense). Landlord and Tenant agree to use reasonable efforts to cooperate and coordinate any repairs or restoration to the Premises that are required pursuant to this Article. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of any other Leasehold Improvements and Tenant's Property. Landlord shall not be liable for any loss of business inconvenience or annoyance arising from any repair or restoration of any portion of the Premises, Building or Project as a result of any damage from fire or other casualty.

21.  EMINENT DOMAIN
-------------------
     21.01 If the whole of the Building or Premises is lawfully taken by condemnation or under threat thereof or in any other manner for any public or quasi-public purpose this Lease shall terminate as of the date of such taking, and Rent shall be prorated to such date. If less than the whole of the Building or Premises is so taken, this Lease shall be unaffected by such taking, provided that: a) Tenant shall have the right to terminate this Lease by notice to Landlord given within ninety (90) days after the date of such taking if a significant portion of the Premises is taken and the remaining area of the Premises is not reasonably sufficient, in Tenant's reasonable business judgment, for Tenant to continue operation of its business, and Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, the Lease shall terminate on the thirtieth (30th) day after either such notice. The Rent shall be prorated to the date of termination, If this Lease continues in force upon such partial taking, the Base Rent and Tenant's Proportionate Share shall be equitably adjusted according to the remaining Rentable Area of the Premises and Project.

     21.02 In the event of any taking, partial or whole, all of the proceeds of any award, judgment or settlement payable by the condemning authority shall be the exclusive property of Landlord. Tenant, however, shall have the right, to the extent that Landlord's award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant's personal property.

     21.03 In the event of a partial taking of the Premises, or transfer under threat thereof, which does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking (exclusive of any alterations, additions or improvements made to the Premises by Tenant which shall be promptly restored by Tenant, at its sole cost and expense). Landlord and Tenant agree to use reasonable efforts to cooperate and coordinate any repairs or restoration to the Premises that are required pursuant to this Article.

22.  INDEMNIFICATION
--------------------
     22.01 Tenant shall indemnify and hold Landlord harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, or for any injury to or death of any person, arising out of: a) Tenant's use and occupancy of the Premises, or any work, activity or other things allowed by Tenant to be done in or about the Premises; b) any breach or default by Tenant of any of Tenant's obligations under this Lease; or c) any negligent or otherwise tortious act or omission of Tenant, its agents, employees, invitees or contractors. Tenant shall at Tenant's expense, and by counsel satisfactory to Landlord, defend Landlord in any action arising from any such claim and shall indemnify Landlord against all costs, attorneys' fees, expert witness fees and any other expenses incurred in such action. As a material part of the consideration for Landlord's execution of this Lease, Tenant hereby assumes all risk of damage or injury to any person or property in or about the Premises from any cause which is coverable by standard "all risk" property insurance policy.

     22.02 Except with respect to matters arising solely as a result of Landlord's negligence or willful misconduct, Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or Project or from other sources. Landlord shall not be liable for any damages arising from any act or omission of any other tenant of the Building or Project.

     22.03 Except with respect to matters which result from the negligence or willful misconduct of any one or more of Tenant, its officers, directors, agents, contractors, employees or invitees, Landlord agrees to indemnify, defend and hold Tenant harmless against and from liability and claims of any kind (including reasonable attorney's fees and court costs) for loss or damage to property of Tenant, or for any injury to or death of any person occurring in or about the Common Area which arises out of Landlord's operation of the Project or the wrongful acts or omissions of Landlord, its agents, employees, invitees or contractors.

23.  INSURANCE
--------------
     23.01 All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies acceptable to Landlord and Landlord's lender and qualified to do business in the State. Each policy shall name Landlord, and any mortgagee of Landlord of which Tenant has been notified in writing, as an additional insured. Each policy shall contain: a) a cross-liability endorsement; b) a provision that such policy shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance; and c) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. A certificate of the insurer evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is first given the right of possession of the Premises, and thereafter within thirty (30) days after any demand by Landlord therefor. No such policy shall be cancelable, except after twenty
            (20) days written notice to Landlord and Landlord's lender. Tenant shall furnish Landlord with renewals or "binders" of any such policy at least ten (10) days prior to the expiration thereof. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure insurance on Tenant's behalf and charge the Tenant the premiums together with a fifteen percent (15%) handling charge, payable upon demand. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord's mortgagee and Tenant as required by this Lease.

     23.02 Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall maintain in effect policies of casualty insurance covering: a) fire and extended coverage insurance, including protection against vandalism and malicious mischief, plus "all-risk" endorsements insuring all Leasehold Improvements (including any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Article 13 hereof); b) trade fixtures, merchandise and other personal property; and c) Tenant's plate glass insurance on the storefront of Premises. The proceeds of such insurance shall be used for the repair or replacement of the property so insured.

     23.03 Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall maintain in effect workers' compensation insurance as required by law and comprehensive public liability and property damage insurance with respect to the construction of improvements on the Premises, the operation of the Premises and the operations of Tenant in or about the Premises providing personal injury and broad form property damage coverage for not less than Two Million Dollars ($2,000,000.00) combined single limit for bodily injury, death and property damage liability.

     23.04 Landlord shall at all times during the Term carry fire and extended coverage property insurance in an amount equal to at least eighty percent (80%) of the full replacement value of the Project.

24.  WAIVER OF SUBROGATION
--------------------------
Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have (or be required to have under the terms of this Lease) in force at the time of the loss or damage. Tenant shall give notice to its insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

25.  SUBORDINATION AND ATTORNMENT
---------------------------------
This Lease, and the rights of Tenant hereunder, are and shall be subordinate to the interests of (i) all present and future ground leases and master leases of all or any part of the Project or Property; (ii) present and future mortgages and deeds of trust encumbering all or any part of the Project or Property; (iii) any past and future advances made under any such mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust; provided, however, that any lessor under any such ground lease or master lease or any mortgagee or beneficiary under any such mortgage or deed of trust shall have the right to elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to any such ground lease, master lease, mortgage or deed of trust. Within twenty (20) days after written demand therefor, Tenant shall execute, acknowledge and deliver any instruments reasonably requested by Landlord or any such lessor, mortgagee or beneficiary to effectuate the purposes of this Article 25 so long as the same provides that Tenant's possession of the Premises shall not be disturbed in the event of a foreclosure or deed-in-lieu of foreclosure unless Tenant is in default under the terms and provisions of this Lease. In the event of any foreclosure sale, transfer in lieu of foreclosure or termination of any lease in which Landlord is lessee, Tenant shall attorn to the purchaser, transferee or lessor as the case may be, and recognize that party as Landlord under this Lease.

26.  TENANT ESTOPPEL CERTIFICATES
---------------------------------
Within ten (10) days after written request from Landlord, Tenant shall execute and deliver a written statement certifying that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; the amount of and the date to which Rent has been paid in advance; the amount of any security deposited with Landlord; and that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant's failure to execute and deliver such statement within the time required shall at Landlord's election be a default under this Lease and shall also be conclusive upon Tenant that this Lease is in full force and effect and has not been modified except as represented by Landlord in good faith; that there are no uncured defaults in Landlord's performance and that Tenant has no right of offset, counterclaim or deduction against Rent.

27.  TRANSFER OF LANDLORD'S INTEREST
------------------------------------
In the event of any sale or transfer by Landlord of the Premises, Building or Project, and assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease occurring after the consummation of such sale or transfer. If any security deposit or prepaid Rent has been paid by Tenant, Landlord may transfer the security deposit or prepaid Rent to Landlord's successor and Landlord shall be relieved of any and all further liability with respect thereto.

28.  DEFAULT
------------
     28.01 Events of Default. The occurrence of any one or more of the following matters constitutes a Default by Tenant under this Lease:

            a. Failure by Tenant to pay Rent or any other amounts required under this Lease within seven (7) days after notice of failure to pay on the due date (provided, however, that Landlord shall not be required to furnish Tenant with notice of Tenant's failure to pay Rent or any other amounts required under this Lease more than twice per calendar year and thereafter Tenant's failure to pay Rent or any other amounts required under this Lease as and when due shall constitute a Default by Tenant under this Lease without any requirement of notice);

            b. Failure by Tenant to observe or perform any other provision of this Lease, if such failure continues for thirty (30) days after notice thereof from Landlord to Tenant unless such non-monetary default cannot reasonably be cured within such thirty (30) day period, in which case Tenant shall have such additional time as is reasonably necessary to cure such default provided that Tenant commences such cure within the initial 30-day period and diligently pursues the same to completion thereafter;

            c. The levy upon, under writ of execution or the attachment by legal process of, the leasehold interest of Tenant;

            d. Tenant vacates or abandons the Premises or fails to take possession of the Premises within thirty (30) days after the same becomes available for occupancy whether or not Tenant continues to pay Rent due under this Lease;

            e. Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property;

            f. A trustee or receiver is appointed for Tenant or for the major part of its property; or

            g. Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law, or similar law for the relief of debtors, is instituted by Tenant or against Tenant and is allowed against it, or is consented to by it or is not dismissed within sixty
                (60) days after such institution.

     28.02 Rights and Remedies of Landlord. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:

            a. Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

            b. Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant's right to possession shall end on the date stated in such notice;

            c. Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit for the specific performance of any covenant contained herein, or for the enforcement of any other appropriate legal remedy, including recovery of all amounts due or to become due from Tenant under any of the provisions of this Lease.

     28.03 Right to Re-Enter. If Landlord exercises any of the remedies provided in Section 28.02, Tenant shall vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may reenter and take complete possession of the Premises, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, without being deemed guilty in any manner of trespass, eviction or forcible entry and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder.

     28.04 Current Damages. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay Rent hereunder for the full Term, and Landlord shall have the right to recover from Tenant, and Tenant shall remain liable for, all Rent and any other sums accruing under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. Landlord may relet the Premises or any part thereof for the account of Tenant upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and change the locks to the Premises. Tenant upon demand shall pay the cost of all of the foregoing together with Landlord's expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of re-entry, reletting, redecoration, repair and alterations and second to the payment of Rent to be paid by Tenant. Any excess shall be credited against the amount of Rent which becomes due and payable hereunder Any such excess shall belong to Landlord solely. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder. Landlord may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

     28.05  Final Damages. If this Lease is terminated by Landlord pursuant to
            Section 28.02, Landlord shall be entitled to recover from Tenant and Tenant shall pay all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums for which Tenant is liable under this Lease, and all costs, including court costs and attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder. Landlord shall be entitled to recover as damages a) the unamortized portion of Landlord's contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease, b) the aggregate Rents which would have been payable after the termination date had this Lease not been terminated, less the rental value of the Premises for said period (provided, however, that if the rental value exceeds the value of the Rent provided to be paid by Tenant for the balance of the Term of the Lease, Landlord shall have no obligation to pay Tenant the excess or any part thereof) and c) any damages in addition thereto, including reasonable attorneys' fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

     28.06 Removal of Personal Property. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by quit-claim bill of sale.

     28.07 Attorneys' Fees. In the event the parties hereto become involved in any proceeding to enforce this Lease or the rights, duties or obligations hereunder, the prevailing party in such proceeding shall be entitled to receive, as part of any award, reasonable attorney's fees.

     28.08 No Waiver. No delay or omission in the exercise of any right or remedy of Landlord upon any Default by Tenant shall impair such right or remedy or be construed as a waiver of such default. The receipt and acceptance by Landlord of delinquent Rent shall not constitute a waiver. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning any other provision of the Lease.

29.  BROKERAGE FEES

Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except those noted in
Section 2.22. Tenant shall indemnify Landlord from any expense or liability (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease that is claiming by, through or under Tenant.

30.  NOTICES

All notices, required to be given under this Lease shall be in writing and deemed duly served or given if personally delivered or sent by certified or registered U.S. mail, postage prepaid, and addressed if to Landlord, to Landlord's Mailing Address; and if to Tenant, to Tenant's Mailing Address or if delivered or mailed to Tenant at the Premises. Landlord and Tenant may from time to time by notice to the other designate another place for receipt of future notices. Any notice shall be deemed to have been served at the time the same was posted.

31.  QUIET ENJOYMENT

Landlord covenants that it has the right to enter into this Lease, and that Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, lease, or other agreement to which this Lease may be subordinate.

32.  OBSERVANCE OF LAW

Tenant shall, at its sole cost and expense, promptly comply with all laws and governmental regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to the occupancy of the Premises, excluding structural changes not required as a result of Tenant's specific use or occupation of the Premises, the Building and the Project or any alterations or additions made to the Premises by Tenant.

33.  FORCE MAJEURE

Any prevention or delay of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations, judicial orders, hostile government actions, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention or delay. Nothing in this Article 33 shall excuse or delay Tenant's obligation to pay Rent or other charges under this Lease.

34.  CURING TENANT'S DEFAULTS

If Tenant defaults in the performance of any of its obligations under this Lease, Landlord may (but shall not be obligated to) without waiving such default, perform the same at the expense of Tenant. Tenant shall pay Landlord all costs of such performance promptly upon receipt of a bill therefor.

35.  SIGN CONTROL

Tenant shall not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Premises, Building or Project, including without limitation, the inside or outside of windows or doors, without the written consent of Landlord. Landlord shall have the right to remove any signs or other matter, installed without Landlord's permission, without being liable to Tenant for such removal, and to charge the cost of removal to Tenant. Notwithstanding the foregoing, in the event that any tenant of the Building other than ReMax (or its successors or assigns) is given exterior signage on the Building or Project, then, so long as Tenant is not in default hereunder and this Lease is in full force and effect, Tenant shall be afforded rights to exterior signage under the same terms and conditions as such other tenant; provided that the size of any such signage afforded to Tenant and such other tenant(s) of the Building shall be based pro rata upon the sizes of their respective premises.

36.  HAZARDOUS SUBSTANCES

     36.01  Defined Terms.

            a. "Claim" shall mean and include any demand, cause of action, proceeding or suit for any one or more of the following: 1) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties. interest, contribution or settlement; 2) the costs of site investigations, feasibility studies, information requests, health or risk assessments, or Response (as hereinafter defined) actions; and 3) enforcing insurance, contribution or indemnification agreements.

           b. "Environmental Laws" shall mean and include all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S. C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C.
                Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C., Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
                Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq.; the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; the Minnesota Environmental Response and Liability Act ("MERLA"), Minn. Stat. Ch. 115B; and the state superlien and environmental clean-up statutes, with implementing regulations and guidelines, as amended from time to time. Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

            c. "Hazardous Materials" shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the FIFRA; asbestos and asbestos containing materials, PCBs, and other substances regulated under the TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. Section 1910.1200 et seq.; and industrial process and pollution control wastes, whether or not hazardous within the meaning of RCRA; any substance whose nature and/or quantity or existence, use, manufacture, disposal or effect render it subject to federal, state or local regulation, investigation, remediation, or removal as potentially injurious to public health or welfare.

            d. "Use" means to manage, generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, or abandon Hazardous Materials.

            e. "Release" or Released" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

            f. "Response" or "Respond" shall mean action taken in compliance with Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

     36.02 Tenant's Obligations with Respect to Environmental Matters. During the term of this Lease, Tenant shall comply at its own cost with all Environmental Laws with respect to its use and occupancy of the Premises. Tenant shall not Use, or authorize the Use of, any Hazardous Materials on the Premises, without prior written disclosure to and approval by the Landlord. Tenant shall not take any action that would subject the Premises to permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials. Tenant shall not dispose of Hazardous Materials in dumpsters provided for tenant use. Tenant shall not discharge Hazardous Materials into Project drains or sewers. Tenant shall not cause or allow the Release of any Hazardous Materials on, to, or from the Project. Tenant shall arrange at its own cost for the lawful transportation and off-site disposal of all Hazardous Materials that it generates. Notwithstanding the foregoing, normal quantities of Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids and cleaning supplies) may be Used at the Premises without Landlord's prior written consent so long as the same are Used at all times in compliance with the manufacturer's instructions therefor and all applicable Environmental Laws.

     36.03 Copies of Notices. During the term of this Lease, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, Minnesota Pollution Control Agency, or other federal, state or local agency or authority, or any other entity or individual, concerning any Release of a Hazardous Material on, to or from the Premises, the imposition of any lien on the Premises, or any alleged violation of or responsibility under Environmental Laws. Landlord and Landlord's beneficiaries, agents and employees shall have the right to enter the Premises and conduct appropriate inspections or tests in order to determine Tenant's compliance with Environmental Laws.

     36.04 Tests and Reports. Upon written request by Landlord, if the same are in Tenant's possession or required by law, Tenant shall provide Landlord with the results of any appropriate reports and tests with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other applicable documents to demonstrate that Tenant complies with all Environmental Laws relating to the Premises.

     36.05 Tenant's Obligation to Respond. If Tenant's Use of Hazardous Materials at the Premises gives rise to liability or to a Claim under any Environmental Law, causes a significant public health effect, or creates a nuisance, Tenant shall promptly take all applicable action in Response.

     36.06 Indemnification. Tenant shall indemnify, defend, and hold harmless Landlord, its beneficiaries, its lenders, any managing agents and leasing agents of the Premises, and their respective agents, partners, officers, directors and employees from and against any and all Claims arising from or attributable to any breach by Tenant of any of its warranties, representations or covenants in this Article. Tenant's obligations hereunder shall survive the termination or expiration of this Lease.

     36.07 Landlord's Statement. To the best of Landlord's knowledge there are no Hazardous Materials (other than normal quantities of Hazardous Materials customarily used in connection with the operation, administration, maintenance and repair of office complexes similar to the Project) located in the Building or Premises. For purposes of this Section, the clause "best of Landlord's knowledge" shall mean the actual present knowledge of Stuart Ackerberg and Alan Ackerberg.

37.  RELOCATION OF PREMISES - Intentionally Deleted

38.  PUBLIC ACCOMMODATIONS LAWS

     Landlord with respect to the Common Areas, and Tenant, with respect the Premises, each covenant and agree to complete any and all alterations, modifications or improvements specifically required by the Americans With Disabilities Act, including, but not limited to, remodeling, renovation, rehabilitation, reconstruction, changes or rearrangements in structure, and changes or rearrangements to wall configuration or full height partitions which are or become necessary, in order to comply with all Public Accommodation Laws, regardless of whether such modifications are the legal responsibility of Landlord, Tenant or third party; provided, however, that Tenant's obligations pursuant to this Article 38 only apply to alterations, modifications or improvements that are required as a result of Tenant's specific use or occupancy of the Premises or as a result of any additions or alterations made to the Premises by or on behalf of Tenant. Landlord and Tenant covenant and agree to use their reasonable efforts to insure that any and all alterations, modifications or improvements undertaken pursuant hereto are accomplished in a manner which will not substantially interfere with the others' use or possession of space in the Project or Building. All costs incurred by Landlord to comply with Public Accommodations Laws in the Common Areas shall be included in Project Operating Costs, including the amortization of capital expenditures together with an interest rate of 12% per annum over a period of five (5) years.

     Landlord agrees to permit Tenant, at Tenant's cost, to make any improvements or modifications to the Premises which are required by Public Accommodation Laws that are Tenant's responsibility hereunder, and to approve such improvements or modifications, provided that all such improvements or modifications are made in compliance with applicable Public Accommodations Laws and otherwise in accordance with Article 13 hereinabove. Tenant acknowledges and agrees that, while Landlord may review and approve plans and specifications for Tenant's leasehold improvements, (and may construct Tenant's leasehold improvements for Tenant), Landlord assumes no responsibility for compliance of such plans and specifications, the Premises, or Tenant's leasehold improvements, with Public Accommodations Laws, and Tenant shall hold Landlord harmless from Tenant's failure to comply with the requirements thereof.

     For the purposes of this Lease, "Public Accommodation Laws" shall mean all applicable federal, state and local laws, regulations, and building codes, in effect during the term of this Lease, governing non-discrimination in employment, public accommodations and commercial facilities, including, without limitation, the requirements of the Americans With Disabilities Act 42 USC 12101.

39.  MISCELLANEOUS

     39.01 Addenda. If any provision contained in a Rider to this Lease is inconsistent with any other provision herein, the provision contained in the Rider shall control, unless otherwise provided in the Rider.

     39.02 Captions, Articles and Section Numbers. The captions appearing within the body of this Lease have been inserted for reference only and in no way define, limit or enlarge the scope or meaning of this Lease.

     39.03 Changes Requested by Lender. Neither Landlord or Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by the lender on Landlord's interest, so long as these changes do not alter the basic business terms of this Lease or materially and adversely alter any of Tenant's rights or obligations hereunder.

     39.04 Choice of Law. This Lease shall be construed and enforced in accordance with the laws of Minnesota.

     39.05 Consent. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no claim against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent, approval or statement of satisfaction. Tenant's only remedies therefor shall be an action for specific performance, or declaratory judgment to enforce any right to such consent.

     39.06 Corporate Authority. If Tenant is a corporation, Tenant represents and warrants that each individual signing this Lease is duly authorized to execute and deliver this Lease on behalf of the corporation, and that this Lease is binding on Tenant in accordance with its terms. Tenant shall deliver a certified copy of a resolution (as well as a related incumbency certificate) of its board of directors authorizing such execution.

     39.07 Execution of Lease; No Option. The submission of this Lease to Tenant shall be for examination purposes only, and does not constitute a reservation of or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

     39.08 Mortgagee Protection. Tenant agrees to send by certified or registered mail to any first mortgagee or beneficiary of Landlord whose address has been furnished to Tenant, a copy of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such mortgagee or beneficiary shall have an additional thirty (30) days to cure such default; provided, that if such default cannot reasonably be cured within that thirty (30) day period, then such mortgage or beneficiary shall have such additional time to cure the default as is reasonably necessary under the circumstances.

     39.09 Prior Agreements; Amendments. This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

     39.10 Recording. Tenant shall not record this Lease without the prior written consent of Landlord.

     39.11 Severability. A final determination by a court that any provision of this Lease is invalid shall not affect the validity of any other provision.

     39.12 Successors and Assigns. This Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

     39.13  Time of the Essence. Time is of the essence of this Lease.

     39.14 Waiver. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

     39.15. Independent Covenants. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant is a separate and independent covenant of Tenant and not dependent on any other provisions of this Lease.

     39.16 Joint and Several Liability. If Tenant comprises more than one person or entity, or if this Lease is guaranteed by any party, all such persons and entities shall be jointly and severally liable for payment of rents and the performance of Tenant's obligations hereunder.

The parties hereto have executed this Lease as of the dates set forth below.

TENANT:                                LANDLORD:
Vital Images, Inc.,                    Acky-3100 Lake Limited Partnership,
an Iowa corporation                    a Minnesota limited partnership

By:  /s/ Andrew Weiss                  By:  The Saratoga Corporation,
   ----------------------------             a Wisconsin corporation
Its: President & CEO                   Its:    General Partner
    ---------------------------
                                       BY:  /s/ Stuart I. Ackerberg
                                          -------------------------------
                                       ITS: President
                                          -------------------------------

DATE:  2/12/97                         DATE:  2/12/97
     --------------------------             -----------------------------

                                  EXHIBIT "A"

                                   FLOOR PLAN

                                  (ATTACHED)

                         [FLOOR PLAN OF PREMISES "A"]

                         [FLOOR PLAN OF PREMISES "B"]

                                  EXHIBIT "B"

                         SITE PLAN /LEGAL DESCRIPTION

                                                                     Page 1 of 2


Tract 1: That part of the East 25 feet, measured at right angles, of Lot E lying North of the South 40 feet thereof;

Tract 2: That part of Lot H lying Westerly of a line drawn parallel with and 200 feet East, measured at right angles, from the West line of Lot H and North of a line described as beginning at the intersection of the West line of said Lot H and a line drawn parallel with and 40 feet North, measured at right angles, from the south line thereof, thence Each along said parallel line to its intersection with a line drawn parallel with and 55.5 feet Northwesterly, measured at right angles, from the center line of Lake Street, as said center line is shown in "West End Subdivision, Minneapolis, Minn."; thence Northeasterly along said last described parallel line to an intersection with a line drawn parallel with and 200 feet East measured at right angles from the West line of said Lot H;

Tract 3: That part of Lot H, described as commencing at a point where a line parallel with and 40 feet Northwesterly, measured at right angles, from the center line of Lake Street, as said center line is shown in "West End Subdivision, Minneapolis, Minn." is intersected by a line parallel with and 200 feet East measured at right angles, from the West line of said Lot H thence North along said last mentioned parallel line 578.4 feet to the actual point of beginning thence continuing North along said last mentioned parallel line 21.6 feet; thence East at right angles to said parallel line to an intersection with the Westerly line of Dean Boulevard, as said Westerly line is described and shown in Book 359 of Deeds, page 379; thence Southerly along said Westerly line to an intersection with a line drawn East at right angles to said parallel line from the actual point of beginning; thence West to the actual point of beginning;

all in "West End Subdivision, Minneapolis, Minn.", according to the recorded plat thereof.

Together with an easement for the purposes of maintaining a concrete wall and steel fence over that part of said Lot H described as commencing at a point where a line drawn parallel with and 40 feet Northwesterly, measured at right angles from the center line of Lake Street as said center line is shown in "West End Subdivision, Minneapolis, Minn.", is intersected by a line parallel with and 200 feet East, measured at right angles, from the West line of said Lot H; thence North along said last mentioned parallel line 600 feet to the actual point of beginning of the tract of land to be described; thence East at a right angle 92.2 feet; thence North at a right angle 2.05 feet; thence West at a right angle 37.7 feet; thence Southwesterly to the actual point of beginning.

Hennepin County, Minnesota

[EXHIBIT "B" SITE PLAN/LEGAL DESCRIPTION]
                                                                     Page 2 of 2

                                  EXHIBIT "C"

                                 TENANT'S WORK

                                      None

                                  EXHIBIT "D"

        GENERAL SPECIFICATIONS FOR TENANT'S ALTERATIONS OR IMPROVEMENTS

1.   Landlord's Approvals of Plans

     1.1 All plans for improvements or alterations are subject to Landlord approval; however, such approval does not signify code approval. Tenant shall have sole responsibility for compliance with all applicable statutes, codes, ordinances and other regulations for all work. In instances where several sets of requirements must be met, Landlord's requirements shall govern unless prohibited by code. All conditions and measurements should be field-verified by the Tenant.

     1.2 Tenant must provide Landlord with Floor Plans and Working Drawings for the Premises. Upon receipt of Tenant's drawings, Landlord shall review and return to Tenant one copy marked either "Approved", "Approved with Changes" or "Revise and Resubmit". Tenant shall resubmit revised drawings within ten working days and the same procedure will be repeated until Landlord initials the drawings "Approved" or "Approved with Changes".

     1.3  Specific written approval of Landlord is required for the following:

          a) Drilling, cutting, coring or construction of any openings, penetrations or other alterations or improvements to the demising walls of the Premises, the exterior of the Premises or Building, or floors, columns or roof of the Premises or Building.

          b) Installation or testing of any alarm or signal system, or any interruption of or connection to the Building fire or life-safety systems.

          c) Installation or connection to any vents or ductwork, or to any water, sewer, gas, or electrical lines.

          d)   Construction of any mezzanine.

          e)   Installation of any odor-producing equipment.

          f) Installation of any sign visible from the exterior of the Premises.

          g) Modifications to Floor Plans or Working Drawings previously approved under Section 1.2 above.

2.   Codes, Permits and Insurance

     2.1 Tenant has full and complete responsibility to comply with all applicable codes, ordinances, statutes and regulations of any governing authority in the design and operation of the Premises, and to obtain all necessary licenses and permits required for construction, occupancy and operation.

     2.2 Tenant shall obtain a building permit and shall provide Landlord with one set of plans approved by the Department of Inspections and a copy of the permit before commencement of any demolition or construction.

     2.3 Prior to commencement of any work, Tenant shall provide Landlord with Certificates of Insurance evidencing coverage of Tenant's contractor and subcontractors for Worker's Compensation and

Employer's Liability Insurance; Comprehensive General Liability Insurance; and Comprehensive Automobile Liability Insurance. All such certificates shall name Landlord and Landlord's Agent as additional insureds.

     2.4 Tenant shall provide Landlord with a copy of the Certificate of Occupancy issued by the Department of Inspections upon completion of the work.

3.   Construction Rules and Procedures

     3.1 Tenant or Tenant's contractor shall contact Landlord at least three business days prior to the start of construction and shall provide Landlord with a list of names, addresses and telephone numbers of all contractors and subcontractors that will be involved in the work.

     3.2 Tenant is responsible for securing the Premises. All property in the Premises shall be there at the risk of Tenant and Landlord shall not be liable for damage or theft.

     3.3 Tenant shall arrange for all utility services to be placed in Tenant's name prior to the start of construction. Tenant nor Tenant's contractor shall not use any common area outlets for utility services. Tenant is responsible for the cost of all temporary utility services during construction.

     3.4 All trash and construction debris will be contained and disposed of in the manner stated in the Lease.

     3.5  No contractor parking will be provided.

4.   Costs Billed Back to Tenant by Landlord

     4.1 At Landlord's option, certain portions of Tenant's Work may be performed by Landlord's Contractor and billed back to Tenant. Portions of the work subject to this procedure may include, but are not specifically limited to:

          a) Final connection to Building power source, water supply line, sewer line, common ductwork or vents, gas lines, sprinkler systems, or fire alarm systems.

          b) Structural alterations such as core drilling, roof penetrations, cutting or patching of any floors, walls, columns or beams.

          c)   Installation of any fireproofing.

          d) Reviews of Tenant's plans by Landlord's consultants, as necessary.

          e) Any alterations, additions or modifications to the Premises' facade, storefront or entryways.

                                  ADDENDUM 1

                             OPTION TO EXTEND TERM

This Addendum is attached to and made part of that certain Lease (the "Lease") dated January 31, 1997 by and between Acky-3100 Lake Limited Partnership, as Landlord, and Vital Images, Inc. as Tenant, covering the Property (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Addendum shall supersede any inconsistent or conflicting provisions of the Lease.

A.   Option(s) to Extend Term.

     1.01 Grant of Option. Landlord hereby grants to Tenant one (1) option (the "Option") to extend the Lease Term, for an additional term of five (5) years (the "Extension"), on the same terms and conditions as set forth in the Lease (including, without limitation, the provisions regarding Improvements Rent), but at an increased Base Rent as set forth below.

     1.02 Exercise of Option: The Option shall be exercised only by written notice delivered to Landlord at least two hundred seventy (270) days before the expiration of the Lease Term. If Tenant fails to deliver Landlord written notice of the exercise of the Option within the prescribed time period, such Option shall lapse, and there shall be no further right to extend the Lease Term. The Option shall be exercisable by Tenant on the express conditions that at the time of the exercise and on the commencement date of such Extension, Tenant shall not be in default under any of the provisions of the Lease.

     1.03 Base Rent: Annual Base Rent during the Extension shall initially be equal to the sum of (a) annual Base Rent payable immediately prior to the commencement date of the Extension, plus (b) the greater of (i) the CPI Adjustment (as hereinafter defined) and (ii) the product of .04, multiplied by annual Base Rent payable immediately prior to the commencement date of the Extension. Thereafter, Base Rent payable during the Extension shall be by four percent (4%) increased on each anniversary of the commencement date of the Extension, (the same being achieved by multiplying the Base Rent by 104%).

     1.04 CPI Adjustment. For purposes hereof, the term "CPI Adjustment" shall mean an amount equal to the product of (i) the product of $9.50 multiplied by the number of rentable square feet in the Rentable Area of the Premises immediately prior to the commencement date of the Extension, multiplied by (ii) the percentage of increase in the CPI (as hereinafter defined) published for November 2001 over the CPI published for November 1996.

     1.05 Definition of CPI. For purposes hereof "CPI" shall mean the numerical index of the "Revised Consumer Price Index, All, Urban Consumers New Series" (1982-84 = 100) published by the United States Department of Labor, Bureau of Labor Statistics. If the Department of Labor discontinues publication of the CPI, any comparable consumer price index which shall be subsequently published to supersede the CPI shall be used, and if none is published, then the Consumer Price Index published by the United States Department of Commerce (with proper adjustment) shall be used to determine the above-described increase in annual Base Rent.

                                  ADDENDUM 2

                               OPTION TO EXPAND

This Addendum is attached to and made part of that certain Lease (the "Lease") dated January 31, 1997 by and between Acky-3100 Lake Limited Partnership, as Landlord, and Vital Images, Inc. as Tenant, covering the Property (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Addendum shall supersede any inconsistent or conflicting provisions of the Lease.

1.   Option to Expand.
     -----------------

     1.01 Subject to the terms and conditions hereinafter set forth, and provided that if the same is exercised on or after February 10, 1999 Tenant has theretofore waived its termination option set forth in Addendum 4 hereto or the same has expired by lapse of time, Tenant shall have an option to lease additional premises in the Building constituting 7,077 rentable square feet as outlined on Exhibit A attached hereto (the "Expansion Premises"), for a term commencing as set forth below.

     1.02 Tenant must exercise its expansion option, if at all, by notice to Landlord given no later than one hundred twenty (120) days prior to the Expansion Premises Commencement Date (as hereinafter defined), time being of the essence. If not timely exercised, the Tenant's expansion shall terminate and Tenant shall have no further right to lease the Expansion Premises pursuant to this Section.

     1.03 The term of the lease of Expansion Premises shall commence on the date specified in Tenant's Notice of Exercise pursuant to Section 1.02 above (which must be at least 120 days following the date of Tenant's notice and prior to the Expiration Date) (the "Expansion Premises Commencement Date").

     1.04 If Tenant has validly exercised its option to lease the Expansion Premises, then effective as of the Expansion Premises Commencement Date, the Expansion Premises shall be included in the Premises, subject to all the terms, conditions and provisions of this Lease, except as follows:

     (a) the Rentable Area of the Premises shall be increased by the Rentable Area of the Expansion Premises (which shall be deemed to be 7,077 square feet) (i.e., subject to the addition of any First Offer Space [as defined in Addendum 3], the total Rentable Area of the Premises will be 21,293);

     (b) Tenant's Proportionate Share shall be increased by the percentage obtained by dividing the Rentable Area of the Expansion Premises by the Rentable Area of the Building (i.e., subject to the addition of any First Offer Space, Tenant's Proportionate Share shall be 44.3%);

     (c) the term of the demise covering the Expansion Premises shall commence on the Expansion Premises Commencement Date and shall expire simultaneously with the expiration or earlier termination for the Term, including any extension or renewal thereof;

     (d) the Expansion Premises shall be rented in "as is" condition as of the Expansion Premises Commencement Date;

     (e) the Base Rental Rate per square foot of the Rentable Area of the Expansion Premises shall be equal to the product of the number of rentable square feet of Rentable Area of the Expansion

          Premises, multiplied by the Rental Rate set forth in Section 2.07 of the Lease from time to time; and

     (f) the Improvements Rental Rate per square foot of the Rentable Area of the Expansion Premises shall be equal to the product of the number of rentable square feet of Rentable Area of the Expansion Premises, multiplied by the Rental Rate set forth in Section 2.08 of the Lease from time to time.

     1.05 Tenant may only exercise its option to lease the Expansion Premises, and an exercise thereof shall only be effective, if at the time of Tenant's exercise and on the Expansion Premises Commencement Date, this Lease is in full force and effect and Tenant is not in default under this Lease and (inasmuch named in this Lease) the entire Premises are occupied by the original Tenant named herein, and Tenant has not assigned this lease or sublet all or any portion of the Premises. Without limitation of the foregoing, no sublessee or assignee shall be entitled to exercise the option and no exercise of the option by the original Tenant named herein shall be effective if Tenant assigns this lease or subleases all or part of the Premises prior to the Expansion Premises Commencement Date.

     1.06 If Landlord should be unable for any reason to deliver possession of the Expansion Premises on the Expansion Commencement Date, Landlord shall not be subject to any liability for failure to deliver possession. Such failure to deliver possession shall not affect either the validity of this lease or the obligations of either Landlord or Tenant hereunder, or be construed to extend the expiration of the Term of this Lease either as to the Expansion Premises or to the balance of the Premises; provided, however, that under such circumstances, Rent shall not commence as to the Expansion Premises until Landlord does deliver possession. Notwithstanding the foregoing, if for any reason Landlord is unable to Deliver Possession of the Expansion Premises to Tenant on or prior to the date falling sixty (60) days following the Expansion Premises Commencement Date and such failure does not result either from Force Majeure Events or Tenant caused delays, then (a) Landlord shall not be subject to any liability therefor and (b) such delay and Landlord's ability to Deliver Possession shall not effect either the validity of this Lease or the obligations of either Landlord or Tenant hereunder or be deemed to extend the Expiration Date either with respect to the Expansion Premises or the balance of the Premises; provided, however, that under such circumstances Tenant shall have the right to terminate this Lease, by giving written notice of the same to Landlord at any time following the end of such 60-day period and prior to the first to occur of (a) the thirtieth (30th) day following the end of such 60-day period and (b) the date Landlord does Deliver Possession which termination shall be effective upon receipt of such notice.

     1.07 Upon the valid exercise by Tenant of its expansion option, at the request of either party hereto, Landlord and Tenant shall enter into a written supplement to this lease confirming the terms, conditions and provisions applicable to the Expansion Premises as determined in accordance with the provisions of this Section.

     1.08 The parties acknowledge that there is currently a security system (the "Security System") that services the Premises as well as the Expansion Premises. The Security System is currently owned and operated by The Ackerberg Group ("TAG"). TAG is the current tenant of the Expansion Premises pursuant to a lease with Landlord. In the event that Tenant leases the Expansion Premises (either pursuant to this Addendum or pursuant to its right of first offer contained in Addendum 3 hereto), then subject to the rights of TAG, if any, and any other party having an interest in the Security System, Tenant shall have the right to use the Security System from and after the Expansion Premises Commencement Date or First Offer Space Commencement Date (as defined in Addendum 3), as the case may be, through and including the expiration or earlier termination of this Lease; it being further understood that (i) Landlord makes no warranty as to the condition or fitness of the Security System, (ii) Landlord shall have no obligation to operate, repair, replace or maintain the Security System and (iii) any use of the Security System by Tenant shall be in compliance with all of the terms and provisions of this Lease.

                                  ADDENDUM 3

                             RIGHT OF FIRST OFFER

This Addendum is attached to and made part of that certain Lease (the "Lease") dated January 31, 1997 by and between Acky-3100 Lake Limited Partnership, as Landlord, and Vital Images, Inc. as Tenant, covering the Property (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Addendum shall supersede any inconsistent or conflicting provisions of the Lease.

     1. Right of First Offer. Landlord hereby grants to Tenant the right to lease any space located in the Building not previously leased to Tenant ("First Offer Space"), on the terms and conditions hereinafter set forth, when and if such space become "available for leasing" during the First Offer Period (as hereinafter defined).

     1.01 First Offer Space shall be deemed "available for leasing" after the latest to occur of (i) the expiration or earlier termination of any existing lease for such space, including any renewals or extensions thereof, and (ii) if such space is subject to an expansion option, right of first offer or right of first refusal in an existing lease, upon the expiration of such option, right of first offer or right of first refusal or the earlier expiration of the given lease.

     1.02 If First Offer Space becomes available for leasing during the First Offer Period, then, prior to offering such First Offer Space to the public for lease, Landlord shall give Tenant written notice (an "Offer Notice") of the location and net rentable area of such portion of the First Offer Space, the date of commencement of the term of the demise (the "First Offer Space Commencement Date"), the expiration date of the term of the demise (which may extend beyond the Expiration Date for the balance of the Premises so long as (if the same extends beyond the Expiration Date) the term of the demise is no longer than 3 years in duration), and the "Prevailing Rental Rate" (as defined in
Section 1.09 below) for such portion of the First Offer Space.

     1.03 Tenant's right to lease the First Offer Space described in any such Offer Notice from Landlord shall be exercisable by written notice from Tenant to Landlord ("Tenant's Notice") of Tenant's election to exercise said right given not later than five (5) days after Landlord's Offer Notice is given, time being of the essence. Tenant may not elect to lease less than the entire area of the First Offer Space described in such Offer Notice. If Tenant does not timely exercise its option to lease the entire area of the First Offer Space described in an Offer Notice by Tenant's Notice, Tenant's right of first offer with respect to such First Offer Space shall thereupon expire and Tenant shall have no further right to lease the same pursuant to this Addendum. Notwithstanding the foregoing, if Tenant agrees with all of the terms and provisions of an Offer Notice other than Landlord's determination of the Prevailing Rental Rate and Tenant notifies Landlord of such disagreement in Tenant's Notice, Landlord and Tenant agree to negotiate the "Prevailing Rental Rate" in good faith for a period of ten (10) days following Tenant's Notice. If Landlord and Tenant do not come to agreement with respect to the Prevailing Rental Rate within such 10-day period, Tenant shall have the right to rescind its exercise with respect to such First Offer Space by notice given to Landlord on or prior to the expiration of such 10-day period; it being further understood that (a) if Landlord and Tenant do come agreement with respect to the Prevailing Renal Rate with respect to any First Offer Space that is disputed in a Tenant's Notice then the same shall be deemed the "Prevailing Rental Rate" pursuant to the terms of this Addendum with respect to such First Offer Space and (b) if Landlord and Tenant do not reach agreement with respect to the Prevailing Rental Rate and Tenant does not timely and properly exercise its rescission right described above, Tenant shall be deemed to accept the Prevailing Rental Rate originally set forth in Landlord's Offer Notice for the pertinent First Offer Space and the same shall apply for purposes of this Addendum.

     1.04 If Tenant has validly exercised its right to lease First Offer Space, then, effective as of the pertinent First Offer Space Commencement Date, such First Offer Space shall be included in the Premises, subject to all of the terms, conditions and provisions of this Lease, except as follows:

          (a) the Rentable Area of the Premises shall be increased by the rentable area of the First Offer Space, and Tenant's Proportionate Share shall be increased by the percentage obtained by dividing the rentable area of the First Offer Space by the Rentable Area of the Building;

          (b) the term of the demise covering such First Offer Space shall commence on the pertinent First Offer Space Commencement Date and shall expire as of the expiration date set forth in the applicable Offer Notice (which may in accordance with Section 1.02 above extend beyond the Expiration Date for the balance of the Premises);

          (c) unless otherwise agreed by Landlord and Tenant the First Offer Space shall be rented in its "as is" condition as of the First Offer Space Commencement Date; and

          (d) the rental rate per square foot of net rentable area for the First Offer Space shall be equal to the Prevailing Rental Rate.

          1.05 If Landlord should be unable to deliver possession on the First Offer Space Commencement Date of the First Offer Space that Tenant has exercised its right to lease by reason of any act or occurrence beyond the reasonable control of Landlord, including by reason of the unlawful holding over of any tenants or occupants beyond the expiration of their lease terms or other causes of any nature, Landlord shall not be subject to any liability for failure to so deliver possession. Such failure to deliver possession shall not affect either the validity of this Lease or the obligations of either Landlord or Tenant hereunder or be construed to extend the expiration of the Term either as to such First Offer Space or the balance of the Premises; provided, however, that under such circumstances, Rent shall not commence as to such First Offer Space until Landlord is able to deliver possession. Notwithstanding the foregoing, if for any reason Landlord is unable to Deliver Possession of any First Offer Space to Tenant on or prior to the date falling sixty (60) days following the applicable First Offer Space Commencement Date and such failure does not result either from Force Majeure Events or Tenant caused delays, then (a) Landlord shall not be subject to any liability therefor and (b) such delay and Landlord's ability to Deliver Possession shall not effect either the validity of this Lease or the obligations of either Landlord or Tenant hereunder or be deemed to extend the expiration date with respect to either the pertinent First Offer Space or the balance of the Premises; provided, however, that under such circumstances Tenant shall have the right to terminate this Lease, by giving written notice of the same to Landlord at any time following the end of such 60-day period and prior to the first to occur of (a) the thirtieth (30th) day following the end of such 60-day period and (b) the date Landlord does Deliver Possession which termination shall be effective upon receipt of such notice.

          1.06 As used herein, the term "First Offer Period" shall mean the period commencing on the Commencement Date for Premises A and expiring on the date falling two hundred seventy (270) days prior to expiration of the Term.

          1.07 If Tenant has validly exercised its right to lease First Offer Space, at Landlord's option, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the lease of such First Offer Space by Landlord to Tenant on the terms provided above, which amendment shall be executed and delivered prior to the pertinent First Offer Space Commencement Date.

          1.08 The right of first offer contained herein shall automatically terminate and become null and void and of no force and effect upon the occurrence of any of the following: (i) the expiration or termination of this Lease, (ii) the termination of Tenant's right to possession of the Premises,
(iii) the assignment of this Lease by Tenant, (iv) the sublease by Tenant of all or part of the Premises, (v) the failure of Tenant to timely or properly exercise the right of first offer or (vi) any default by Tenant under this Lease that extends beyond all applicable notice and cure periods.

          1.09 For purposes of this Lease, the "Prevailing Rental Rate" shall mean the prevailing annual rental rate per square foot of rentable area, as determined in good faith by Landlord for leases of approximately the same duration and commencing at approximately the same time as the term for which the prevailing rental rate is being determined, for improved space in the Building comparable to the applicable First Offer Space in the area, degree of improvement and location (to the extent that quoted rental rates in the Building vary with regard to location). The components of the prevailing rental rate may included, among the other then prevailing components of rent: a fixed annual rent (such as Base Rent), periodic adjustments or additions to a fixed annual rent based on a share of Building real estate taxes and other expenses (such as the Project Operating Costs) or increases based on an inflation index (such as CPI Adjustment).

                                   ADDENDUM 4

                               TERMINATION OPTION

This Addendum is attached to and made part of that certain Lease (the "Lease") dated January 31, 1997 by and between Acky-3100 Lake Limited Partnership, as Landlord, and Vital Images, Inc. as Tenant, covering the Property (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Addendum shall supersede any inconsistent or conflicting provisions of the Lease.

1. Termination Option. Provided that (a) Tenant is not in default hereunder at the time of exercise or on the Termination Date (as hereinafter defined), (b) this Lease is then in full force and effect and (c) Tenant has not exercised any right to lease First Offer Space pursuant to a Tenant's Notice tendered on or after February 10, 1999 (unless Tenant has rescinded such exercise pursuant to Section 1.03 of Addendum 3 hereto), Tenant shall have the option to terminate this Lease (the "Termination Option"), effective as of the day immediately preceding the third (3rd) anniversary of the Commencement Date for Premises A (the "Termination Date"), by giving written notice to Landlord ("Tenant's Termination Notice") no later than one hundred twenty (120) days prior to the Termination Date, together with a sum equal to the quotient of (i) the product of (A) $11.38 multiplied by (B) the number of rentable square feet in the Rentable Area of the Premises, divided by (ii) 3 (the "Termination Payment") time being of the essence; provided, however, that if Tenant exercises its option to expand pursuant to Addendum 2 above or any right to lease First Offer Space pursuant to Addendum 3 above prior to February 10, 1999, then, notwithstanding the foregoing, Tenant must furnish Landlord with Tenant's Termination Notice no later then one hundred eighty (180) days prior to the Termination Date together with the Termination Payment, time being of the essence, in order to exercise the Termination Option. If the Termination Option is not timely exercised or the Termination Payment is not made to Landlord in a timely manner, the Termination Option shall, thereupon expire and Tenant shall thereafter have no further right to terminate this Lease. If Tenant shall elect to terminate this Lease by timely furnishing Landlord Tenant's Termination Notice and by making the Termination Payment in a timely manner, then on the Termination Date this Lease shall be deemed to have expired by lapse of time and Tenant shall return the Premises to Landlord on or before the Termination Date in accordance with the terms of this Lease. Tenant may only exercise the Termination Option, and an exercise thereof shall only be effective, if at the time of Tenant's exercise and on the Termination Date, this lease is in full force and effect and Tenant is not in default under this Lease, and (inasmuch as the Termination Option is intended only for the benefit of the original Tenant named in this Lease) the Premises are occupied by the original Tenant named herein and said Tenant has not assigned this Lease or sublet all or any portion of the Premises. Without limitation of the foregoing, no sublessee or assignee shall be entitled to exercise the Termination Option, and no exercise of the Termination Option by the original Tenant named herein shall be effective if said Tenant assigns this Lease or subleases all or any portion of the Premises prior to the Termination Date. Notwithstanding the foregoing, in the event that
(i) Tenant properly exercises the Termination Option and makes the Termination Payment in a timely manner and (ii) thereafter (but prior to the Termination
Date) Landlord and Tenant negotiate and enter into a lease for other space in the Building, Landlord agrees to reimburse the Termination Payment to Tenant.

                               February 12, 1997


Mr. Stuart Ackerberg
The Ackerberg Group
Suite 100
3100 West Lake Street
Minneapolis, MN 55416

Re:  Sharing Arrangements

Dear Mr. Ackerberg:

As you know, Vital Images, Inc. ("Vital") has entered into a Lease Agreement with Acky-3100 Lake Limited Partnership (the "Landlord") of even date herewith (the "Vital Lease"). Pursuant to the Vital Lease, Vital will lease certain premises located on the first floor ("Premises A") of the building known as Lake Pointe Corporate Centre in Minneapolis (the "Building") and certain premises located on the second floor of the Building ("Premises B"). The Landlord has also granted to Vital the right to lease additional space on the first floor of the Building ("Premises C") upon not less than 120 days' prior notice to the Landlord. It is Vital's understanding that the Ackerberg Group ("Ackerberg") has entered into a lease of Premises C with the Landlord (the "Ackerberg Lease").

The purpose of this letter is to set forth the understandings of Vital and Ackerberg with respect to the shared use of certain portions of Premises A and Premises C, the shared use and compensation of a receptionist, the shared use of the existing security system and Ackerberg's telephone system, the potential early occupancy of portions of Premises B by Vital and certain other matters pertaining to Premises C. The understanding of the parties with respect to each of these matters is as follows:

     1. Shared Space. The parties hereby acknowledge and agree that, within Premises A is located an employee entrance area, a computer room (the "Computer Room"), a coat room and a lunch room (collectively, the "Shared Vital Space") and within Premises C is located a reception area (the "Shared Ackerberg Space"). Ackerberg desires access to and use of the Shared Vital Space, for itself and its employees, during the term of its occupancy of Premises C. Vital desires access to and use of the Shared Ackerberg Space, for itself, its employees, customers and invitees, throughout its occupancy of Premises A. For purposes of this letter agreement, the parties agree that the Shared Vital Space and the Shared Ackerberg Space is as outlined on Exhibit A hereto. Vital hereby agrees to permit Ackerberg and its employees access

Mr. Stuart Ackerberg
February 12, 1997
Page 2


to and use of the Shared Vital Space, in common with Vital and its employees; provided, however, that in recognition of Vital's confidentiality concerns, access to the Computer Room shall be limited to those employees of Ackerberg who require such access in connection with performing their employment duties for Ackerberg. Ackerberg hereby agrees to permit Vital, its employees, customers and invitees, access to and use of the Shared Ackerberg Space, in common with Ackerberg, its employees, customers and invitees. Vital's use of the Shared Ackerberg Space hereunder, and Ackerberg's use of the Shared Vital Space hereunder, shall be consistent with the rules and regulations applicable under the Vital Lease and with such other reasonable rules of conduct as may be established from time to time by Vital and/or Ackerberg. Vital and Ackerberg shall each bear their own expenses, and their own share of operating expenses under the Vital Lease and the Ackerberg Lease, respectively, relating to the Shared Vital Space and the Shared Ackerberg Space, respectively.

     2. Receptionist. Vital acknowledges that Ackerberg currently employs a receptionist, who performs telephone answering, facsimile and related receptionist duties for Ackerberg's business from a location within the Shared Ackerberg Space. Ackerberg hereby agrees to permit such receptionist to perform the same and similar duties for Vital's business in the Building. In consideration of such services, Vital hereby agrees to pay Ackerberg on a monthly basis an amount equal to 50% of the sum of (i) the salary or wages paid to, and (ii) any standard fringe benefits accruing for the benefit of, such receptionist, by or from Ackerberg. Vital and Ackerberg shall each have the right to terminate the receptionist-sharing arrangement described in this paragraph 2 at any time upon thirty (30) days' prior notice to the other party. In the event of any such cancellation, Ackerberg agrees that Vital shall have the right to locate another receptionist, together with telephone, computer and related reception equipment, in the reception area contained within the Ackerberg Space for the purpose of providing reception services in connection with Vital's business.

     3. Security and Phone Systems. Vital and Ackerberg each hereby acknowledges that (i) there is presently located within the Building a security system serving Premises A, Premises B and Premises C (the "Security System"), and (ii) Ackerberg has installed and is presently using a "PBX" telephone system in connection with its business operations in the Building (the "Telephone System"). Ackerberg hereby agrees that (a) Vital shall have free access to and use of the Security System in connection with its occupancy of Premises A and Premises B, with no charge or fee to be paid by Vital for such access or usage, and (b) Ackerberg shall leave in place the Security System card-key readers and all wiring related thereto for Vital's use upon any vacation of Premises C by Ackerberg. Ackerberg also agrees to permit Vital to use the Telephone System, until such time as Vital installs its own telephone system, to provide handsets relating to such usage and to program the Telephone System to support such usage. Vital hereby agrees to pay to Ackerberg on a monthly basis an equitable amount based upon Vital's usage of handsets and its relative usage of the Telephone System, which amount shall be reasonably determined by Ackerberg based upon amounts paid by

Mr. Stuart Ackerberg
February 12, 1997
Page 3


Ackerberg for it usage of the Telephone system, and to pay all costs relating to long distance charges, expenses for local telephone service and costs relating to installation of any phone lines necessary for such usage. Vital estimates that it may require usage of the Telephone System and handsets for approximately one to three months, after which time Vital expects that it will have to install its own telephone system. In this regard, Ackerberg agrees not to restrict Vital's access to phone line wiring or related systems necessary for installation of Vital's own Telephone System.

     4. Early Occupancy of Premises B. As set forth in the Vital Lease, Vital's Lease and occupancy of Premises B is scheduled to commence on September 1, 1997 (the "Commencement Date"). Vital acknowledges that Ackerberg is or may be using and/or occupying all or a portion of Premises B between the date hereof and the Commencement Date. At the mutual convenience of Ackerberg and Vital, and notwithstanding the foregoing, Vital and Ackerberg agree that Vital may occupy, on an office-by-office basis, Premises B from time to time after the date hereof and prior to the Commencement Date. Should Vital so occupy all or any portion of Premises B, Vital agrees to pay to Ackerberg rent for any such space so occupied at the applicable per square foot rental rate then in affect under the Vital Lease, together with any share of occupancy expenses and real estate taxes allocated to such space pursuant to the Ackerberg Lease.

     5. Premises C Restrictions. Ackerberg hereby acknowledges that, under the Vital Lease, Vital has the right to lease Premises C from the Landlord upon not less 120 days prior notice to the Landlord, and that Ackerberg shall have the obligation to vacate Premises C prior to the Commencement Date of Vital's Lease of Premises C. Ackerberg further agrees (i) that it will not materially alter or modify the presently existing tenant improvements within Premises C, without first notifying Vital in writing of such intended alteration or modification; and (ii) that, should Ackerberg desire to assign its rights to occupy Premises C, or to sublet all or any portion of Premises C, Ackerberg shall first notify Vital of such intention.

Ackerberg and Vital hereby agree that this letter agreement shall remain in effect (except as otherwise specifically set forth herein) until the earliest to occur of (a) this letter agreement is terminated by mutual written consent of Ackerberg and Vital, (b) Vital leases and occupies Premises C pursuant to its expansion right set forth in Addendum 2 to the Vital Lease, or (c) the expiration or earlier termination of the Ackerberg Lease or the Vital Lease or of Ackerberg's or Vital's respective right of possession under the Ackerberg Lease or the Vital Lease, respectively. In the event of any breach of this letter agreement, the non-breaching party shall be entitled to any and all rights available at law or in equity. This letter agreement shall not be amended or modified in any respect, unless such amendment or modification is set forth in writing and signed by Ackerberg and Vital.

Mr. Stuart Ackerberg
February 12, 1997
Page 4



Very truly yours,


VITAL IMAGES, INC.



By: /s/ Andrew Weiss
   -------------------------
& Its:  President & CEO
     -----------------------


     Agreed and acknowledged this 12 day of February, 1997.


THE ACKERBERG GROUP



By:
   -------------------------
 Its:
     -----------------------




                     (Signature page to Letter Agreement)

                 [FLOOR PLAN OF LEASED PREMISES APPEARS HERE]